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                                                                EXHIBIT 5

June 29, 1995

General Electric Capital Corporation
260 Long Ridge Road
Stamford, CT  06927

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 being filed by General Electric Capital Corporation, a New York corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) $7.5 billion aggregate principal amount of debt securities (the "Notes"), to be issued from time to time either in whole under one or the other of two indentures, or in part under each of such indentures, one of which is dated as of June 1, 1994 between the Company and The Bank of New York, as to which the Chase Manhattan Bank, N.A. is successor trustee, and the other one of which is dated as of June 15, 1994 between the Company and The Bank of New York, as to which the Chase Manhattan Bank, N.A. is also successor trustee (each of such indentures, as amended and restated as of such dates, being herein called an "Indenture" and such indentures being collectively called the "Indentures") and (ii) an indeterminate number of warrants (the "Warrants") to purchase any of the Notes to be issued under one or more warrant agreements between the Company and banking institution organized under the laws of the United States or one of the states thereof, as Warrant Agent (each, a "Warrant Agreement").

In my opinion, when

a
the issuance of the Note and approval of the final terms thereof have been duly authorized by appropriate corporate action and the Notes have been duly executed, authenticated and delivered against payment therefor,

b
the issuance of the warrants and approval of the final terms thereof have been duly authorized by appropriate corporate action and the Warrants have been duly executed, countersigned and delivered against payment therefor, and

c
the related Warrant Agreement or Warrant agreements, as the case may be, under which the Warrants are to be issued have been duly authorized, executed and delivered,

subject to the final terms of the Notes being in compliance with


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then applicable law, the Notes will be valid and binding obligations of the
Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Indenture or Indentures, as the case may be, pursuant to which such Notes were issued and
(ii) the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Warrant Agreement or Warrant Agreements, as the case may be, pursuant to which such Warrants were issued, except in each case as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).


I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to myself under the caption "Legal Opinions" in the Registration Statement. Further, I hereby consent to the incorporation by reference of this opinion and consent in any abbreviated registration statement(s) registering up to an additional 20% aggregate principal amount of debt securities and warrants filed subsequent to the date hereof.

Very truly yours,


/s/ Bruce C. Bennett

Bruce C. Bennett